Exhibit 4

Date:  February 17, 2017
GL Capital
Unit 3001, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004, People’s Republic of China
Attention: Shirley Lin
Facsimile: +86-10-5961-1210

Bank of China Group Investment Limited
23rd Floor, 1 Garden Road,
Central, Hong Kong
Attention: Suet Mui Pang/Richard Zheng
Facsimile: (852) 2810 9736

ABG Management Limited
Unit 3002-3004,
30th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Meng Li
Facsimile: (852) 2562 2026

Re:          Notice of Termination of Consortium Agreement

Ladies and Gentlemen:

Reference is made to the Consortium Agreement, dated as of February 22, 2016 (the “Consortium Agreement”), by and among GL Capital Management GP Limited (“GL Capital”), Jade Park Investments Limited (“Jade Park”), Bank of China Group Investment Limited (“BOCGI”) and ABG Management Limited (“ABG”).  Capitalized terms used but not otherwise defined herein have the respective meanings assigned to them in the Consortium Agreement.  References to any Article in this notice shall be to such Article in the Consortium Agreement.

Jade Park hereby notifies each of GL Capital, BOCGI and ABG that Jade Park hereby ceases its participation in the Consortium whereupon the Consortium Agreement is hereby terminated with respect to Jade Park with immediate effect.  GL Capital confirms that Jade Park has settled all the Consortium Expenses which it is responsible for under Article II (Transaction Costs) of the Consortium Agreement, and hereby releases, waives and forever discharges Jade Park of and from any further claim relating to Jade Park’s share of Consortium Expenses under Article II (Transaction Costs) or otherwise.

[Signature page follows]

Very truly yours,

JADE PARK INVESTMENTS LIMITED

By	/s/ Lanchu Liu
	Name:	Lanchu Liu
	Title:	Director

ACCEPTED and AGREED:

GL CAPITAL MANAGEMENT GP LIMITED

By	/s/ Zhenfu Li
	Name:	Zhenfu Li
	Title:	Director